UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2016

Patriot Berry Farms, Inc.
(Exact name of Company as specified in its charter)

Nevada	000-55421	38-3832726
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

388 Market Street, Suite 1300,

San Francisco, CA 94111
(Address of principal executive offices) (Zip Code)

(415) 259 4507
Company’s telephone number, including area code

______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement

Assignment Agreement

On September 20, 2016, Patriot Berry Farms, Inc. (the “Company”), and Ferlin Corp. (“Ferlin”) entered into an Assignment Agreement pursuant to which Ferlin assigned to the Company all of Ferlin’s right title and interest in the Vivio application, including the Vivio Source Code (ie., 18,277 lines of ios) (the “Application”) Application in exchange for common stock of the Company. The Company shall issue to Ferlin one million five hundred thousand (1,500,000) shares of the Company’s common stock (“Shares”), as follows:

1.	Seven hundred and fifty thousand (750,000) Shares upon the Effective Date of the Assignment Agreement; and

2.	Seven hundred and fifty thousand (750,000) Shares upon transfer of title of the Application to Assignee.

Ferlin and Mistrin PTY, LTD (“Mistrin”) entered into that certain purchase agreement dated June 6, 2016 (the “Purchase Agreement”) pursuant to which Ferlin acquired the interest in the Application. Ferlin has previously paid to Mistrin the first two payments, totaling fifty thousand dollars ($50,000) that were due under the Section 3 of the Purchase Agreement. The Company has agreed to pay the following remaining payments in accordance with the Assignment Agreement.

1.	Fifty thousand dollars ($50,000) on or before September 26, 2016;

2.	Fifty thousand dollars ($50,000) on or before December 25, 2016, and

3.	Fifty thousand dollars ($50,000) on or before March 18, 2017.

The Assignment Agreement contains customary terms and conditions for a transaction of this type, including representations, warranties and covenants, as well as provisions describing the consideration for the purchase and sale of majority/controlling interest, the process of exchanging the consideration and the effect of the stock purchase and sale. The foregoing description of the Assignment Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, which is attached as Exhibit 10.1 and is incorporated herein by reference.

Pursuant to the Assignment Agreement the Company will now focus its business in the development of this technology. The company have recently approved a name change to Cyberfort Software, Inc to support the total rebranding and change in sector for the company.

Vivio is an iOS 9 app that allows the user to experience the web the way it is supposed to be, faster and cleaner, but without compromising their online safety. Vivio not only removes ads from the websites you visit in Safari, it also saves you data traffic and data traffic costs up to 50% and makes your battery lasts longer as a result.

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Vivio enterprise suite will include a range of privacy centric, data/bandwith optimizations and permission based controls for companies to ensure the safety of devices within their employee’s to safeguard against advertising malware and usage options. Some of the features will feature current Vivio technology provided in the consumer version with enterprise made enhancements which will include:

-	Ad Blocking (enhanced malware detection)

-	privacy protection

-	reduction of data costs and bandwidth usage

-	faster website browsing

-	better battery performance

-	cloud based ad blocking rule updates

-	url blocking with the ability to optimize preferences on a company basis

-	cloud based management suite to send application for download to employee’s enabling visibility on device usage, browsing and a range of analytical tools

-	API to integrate into existing mobile enterprise management companies, who can add on Vivio’s proprietary ad blocking engine to their suite of features

The Company’s overall plan is to identify and acquire potential technologies to positioning itself to deal with the various and increasing cyber threats through innovative protection technologies for mobile, personal and business tech devices, stretching across a number of the available platforms.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Assignment Agreement dated September 20, 2016 by and among the Company and Ferlin Corp.

10.2	Purchase Agreement between Ferlin and Mistrin PTY, LTD

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT BERRY FARMS, INC.

Date: September 20, 2016	By:	/s/ Daniel Cattlin
Daniel Cattlin
President & Chief Executive Officer

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